UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

September 12, 2025
Date of Report (date of earliest event reported)

Ekso Bionics Holdings, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-37854	99-0367049
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Glacier Point, Suite A San Rafael California		94901
(Address of Principal Executive Offices)		(Zip Code)

(510) 984-1761
Registrant's telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	EKSO	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
 ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 12, 2025, Ekso Bionics Holdings, Inc. (the “Company”) entered into a Secured Promissory Note and Security Agreement (the “Agreement”), by and among the Company, Ekso Bionics, Inc., a Delaware corporation and subsidiary of the Company (the “Subsidiary”), as guarantor, and B. Riley Commercial Capital, LLC, as lender (the “Lender”).

The Agreement provides for a secured term loan in an aggregate principal amount of up to $2.0 million. The proceeds of the loan under the Agreement may be used for working capital for operations and other general corporate purposes. The loan matures on the earlier of the receipt of $2.4 million in net proceeds from the sale of the equity interests of the Company from new equity investors (a “Qualified Financing”) or September 14, 2026 (the “Maturity Date”). Borrowings under the Agreement bear interest at the rate of 10.0% per annum, which shall be payable in full on the Maturity Date. On the Maturity Date, the Company shall pay to the Lender an exit fee in the amount of 10% of the original principal amount of the loan, which shall in the aggregate be $200,000 (the “Exit Fee”). The Company may prepay the obligations under the Agreement at any time in whole in part; provided, that the Company pays all accrued but unpaid interest on such portion of the principal prepaid, all interest that would have accrued through the Maturity Date on such principal amount prepaid and the portion of the Exit Fee applicable to such principal amount prepaid. The Lender may elect to convert the obligations under the Agreement, including the principal, interest and Exit Fee, into equity securities of the Company in connection with a Qualified Financing at the purchase price per share paid by the lead investor thereunder.

The obligations under the Agreement are required to be guaranteed by the Subsidiary and secured by substantially all of the personal property of the Company and the Subsidiary. The Agreement also contains customary affirmative and negative covenants, including negative covenants limiting the ability of the Company and the Subsidiary to, among other things, incur debt, grant liens, dispose of assets, and make certain restricted payments, in each case, subject to limitations and exceptions set forth in the Agreement.

The Agreement contains various customary events of default that include, among others, non-payment of principal, interest or fees, breach of covenants, inaccuracy of representations and warranties, cross defaults to certain other indebtedness, cross default to contractual obligations, occurrence of a material adverse effect, bankruptcy and insolvency events, material judgments, and events constituting a change of control, subject to thresholds and cure periods as set forth in the Agreement. Upon the occurrence and during the continuance of an event of default, the lenders may accelerate the Company’s obligations under the Agreement (including the Exit Fee and all interest that would have been due on the Maturity Date) and may exercise certain other rights and remedies provided for under the Agreement, the other loan documents and applicable law. Under certain circumstances, a default interest rate will apply on all obligations during the existence of an event of default under the Agreement at a per annum rate equal to 5.00% above the otherwise applicable interest rate.

The foregoing description of the Agreement is a summary and is qualified in its entirety by the terms and conditions of the Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

An affiliate of the Lender may in the future provide certain commercial banking, financial advisory, and investment banking services in the ordinary course of business for the Company, its subsidiaries and certain of its affiliates, for which they will receive customary fees and commissions.

Item 1.02	Termination of a Material Definitive Agreement.

On September 12, 2025, in connection with the entry into the Agreement, the Company paid off all obligations under and terminated that Loan and Security Agreement, dated as of August 17, 2020, by and between the Company, the Subsidiary and Banc of California, a California state-chartered bank (formerly known as Pacific Western Bank), which provided for a loan in an aggregate principal amount of $2.0 million.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)         Exhibits

Exhibit	Description
10.1
Secured Promissory Note and Security Agreement, dated as of September 12, 2025, by and among Ekso Bionics Holdings, Inc. as the borrower, Ekso Bionics, Inc., as guarantor, and B. Riley Commercial Capital, LLC, as lender.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EKSO BIONICS HOLDINGS, INC.
By:	/s/ Jerome Wong
Name:	Jerome Wong
Title:	Chief Financial Officer

Dated:	September 17, 2025